Exhibit 23.1

Report on Financial Statement Schedule and Consent of Independent Registered Public

Accounting Firm

The Board of Directors

Evotec AG:

The audit referred to in our report dated December 21, 2007, included the related consolidated financial statement schedule as of December 31, 2006, and for each of the years in the three-year period ended December 31, 2006, included in the registration statement. This consolidated financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audit. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respect the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the facts that the consolidated financial statements have been restated and that International Financial Reporting Standards vary in certain significant respects from U.S. generally accepted accounting principles, and that information relating to the nature and effect of such differences is presented in Note 27 to the consolidated financial statements.

/s/ KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Hamburg, Germany

March 11, 2008